UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 22, 2010 (January 20, 2010)
Date of Report (Date of earliest event reported)

AFTERSOFT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27083	84-1108035
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

 Second Floor, 9 Lower Bridge Street, Chester, UK CH1 1RS
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 011 44 124 431 1794

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On January 20, 2010, Aftersoft Group, Inc. (“Aftersoft” or the “Company”) entered into a Separation Agreement (the “Separation Agreements”) with each of Ian Warwick, Chief Executive Officer and director, and Simon Chadwick, Chief Operating Officer and director, pursuant to which Mr. Warwick and Mr. Chadwick resigned from their respective positions with the Company effective as of January 31, 2010, and their respective employment agreements with the Company dated December 1, 2008 were terminated.

Pursuant to the Separation Agreements and in accordance with the terms of their respective employment agreements, Mr. Warwick will receive $300,000 and Mr. Chadwick will receive $225,000 as termination payments, which will be paid in 6 monthly installments, and all performance share units previously granted to them that would vest in the course of any fiscal year will vest on a pro rata basis.  In addition, Mr. Warwick is entitled to receive a one-time fee of $75,000 and Mr. Chadwick is entitled to receive a one-time fee of $50,000 in the event of a refinancing of the Company’s debt currently held by ComVest Capital LLC (a “Refinancing Fee”), except to the extent all or a portion of such refinancing is effected by a shareholder that as of the date of the Separation Agreements owns more than 5% of the Company’s common stock or is an independent member of the Company’s Board of Directors.  The Refinancing Fees are convertible at the option of Messrs. Warwick and Chadwick into equity at a rate of $1.10 for each $1.00 of the earned Refinancing Fee.

The Separation Agreements contain a non-solicitation provision that is in effect for one year form the date of the Separation Agreements, a non-competition provision which is in effect for so long as Mr. Warwick and Mr. Chadwick is receiving any termination or severance payments under the Separation Agreements, a non-disparagement provision, and a confidentiality provision, pursuant to which each of Mr. Warwick and Mr. Chadwick has agreed to preserve all confidential and proprietary information relating to the Company's business for a period of two years from the date of his Separation Agreement.

The foregoing summary of the terms of the Separation Agreements is qualified in its entirety by reference to the definitive documents, copies of which are attached hereto as Exhibits 10.1 and 10.2.

The Company announced the resignations of Mr. Warwick and Mr. Chadwick by press release on January 21, 2010, a copy of which is attached hereto as Exhibit 99.1.

Item 1.02  Termination of a Material Definitive Agreement

The information set forth under Item 1.01 of this Current Report on Form 8-K relating to the termination of the employment agreements of Mr. Warwick and Mr. Chadwick is hereby incorporated into this Item 1.02 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2010, Ian Warwick resigned as the Chief Executive Officer and director of Aftersoft, and Simon Chadwick resigned as Chief Operating Officer and director of the Company, effective as of January 31, 2010.  The resignations of Messrs. Warwick and Chadwick from the Board were not the result of any disagreement with the Company known to an executive officer of the Company on any matter relating to the Company’s operations, policies, and practices.

On January 21, 2010, Michael Jamieson was appointed to serve as the Company’s Interim CEO.  Mr. Jamieson will also be nominated to the Company’s Board of Directors, to stand for election at the Company’s upcoming Annual Meeting of Stockholders, which has been set for April 21, 2010.  There is no arrangement or understanding between Mr. Jamieson and any other person pursuant to which he was selected as an officer.

Mr. Jamieson, age 42, previously served as Chief Operating Officer and a director of Aftersoft, from December 2005 through March 2007.  Mr. Jamieson has served as Managing Director of Aftersoft's subsidiary, MAM Software Ltd., since 2004.  Mr. Jamieson joined MAM in 1991 in its installation and configuration department and has held a number of positions within MAM's implementation and support departments until his appointment as Department Manager for Workshop and Bodyshop Systems in 1995. Mr. Jamieson was promoted to the position of Associate Director of Workshop and Bodyshop Systems in 2002 before taking his current role as Managing Director in 2004.

The Company announced Mr. Jamieson’s appointment by press release on January 21, 2010, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(a)           Not applicable.
(b)           Not applicable.
(c)           Not applicable.
(d)           Exhibits

Exhibit No.	Description
10.1	Separation Agreement dated January 20, 2010 between Aftersoft Group, Inc. and Ian Warwick.
10.2	Separation Agreement dated January 20, 2010 between Aftersoft Group, Inc. and Simon Chadwick.
99.1	Press Release dated January 21, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 22, 2010	Aftersoft Group, Inc.

	By:	/s/ Charles F. Trapp
Name: Charles F. Trapp
Title: Chief Financial Officer